GENERAL CONVEYANCE OF BUSINESS ASSETS

THIS INDENTURE made as of August 29, 2003 (the "Agreement")

BETWEEN:

EAESW INC., doing business as Strata Web Systems Ltd., a Colorado company, having an office at Suite 855, 700 Fourth Avenue SW, Calgary, Alberta T2P 3J4

(the "Vendor")

AND:

STORAGE ALLIANCE INC., a Nevada corporation, extra-provincially registered in the Province of Alberta and having an office at Suite 725, 435 Fourth Avenue SW, Calgary, Alberta, T2P 3A8

(the "Purchaser")

WITNESSES THAT WHEREAS:

  By an Asset Purchase Agreement, dated August 14, 2003, between the Vendor and the Purchaser (the "Asset Purchase Agreement") , the Vendor agreed to sell to the Purchaser the business known as Strata Web (the "Business") as a going concern and all property and assets of the Business;

  In pursuance of the Asset Purchase Agreement the Vendor executed and delivered the documents and instruments described in the Asset Purchase Agreement (the "Closing Documents"); and

  The Purchaser has requested the Vendor to execute and deliver this Agreement for the purpose of conveying and assuring to the Purchaser such of the property and assets of the business as may not have effectively been conveyed by the Closing Documents;

NOW THEREFORE, in consideration of the premises and the sum of $87,500 paid by the Purchaser to the Vendor under the Asset Purchase Agreement and other good and valuable consideration now paid by the Purchaser to the Vendor, the receipt whereof is hereby acknowledged by the Vendor:

  The Vendor hereby grants, bargains, sells, assigns, transfers, conveys, and sets over unto the Purchaser all the property, assets, and undertaking of the Business as described in the Asset Purchase Agreement (collectively, the "Business Assets") as a going concern as at the close of business on August 29, 2003 (the "Closing Date").

  TO HAVE AND TO HOLD UNTO THE PURCHASER FOREVER.

  The Vendor covenants, agrees, represents, and warrants to and with the Purchaser:

    that the Vendor is now rightfully and absolutely possessed of and entitled to the Business Assets, and has the right to convey same to the Purchaser in the manner herein provided;

    that the Business Assets are free and clear of all liens, charges, encumbrances, claims, and demands of every nature and kind whatsoever except as disclosed in the Asset Purchase Agreement and the Closing Documents;

    that from and after the time and execution and delivery hereof the Purchaser will peaceably and quietly have, hold, possess, and enjoy the Business Assets to and for the Purchaser's own use and benefit without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Vendor; and

    that the Vendor will from time to time and at all times hereafter upon the reasonable request of the Purchaser, make, do, and execute, or cause or procure to be made, done, and executed all such further acts, deeds, and assurances for the more effectual conveyance and assurance of the Business Assets unto the Purchaser in accordance with the intent and meaning of this Agreement as may be reasonably required by the Purchaser.

  This Agreement will be read and construed together with the Asset Purchase Agreement and the Closing Documents. In the event that the provisions of the Asset Purchase Agreement or the Closing Documents conflict with or differ from the provisions hereof, then such provisions of the Asset Purchase Agreement or the Closing Documents will prevail.

  All grants, covenants, provisos, agreements, rights, powers, privileges, and liabilities contained in this Agreement will be read and held as made by and with, granted to and imposed upon the respective parties hereto, and their respective heirs, executors, administrators, successors and assigns (as the case may be) as if the words heirs, executors, administrators, successors and assigns had been inscribed in all proper and necessary places; and wherever the singular or masculine pronoun is used, the same will be construed as meaning the plural or feminine or the body politic or corporate where the context or the parties hereto require, and where a party is more than one person, all obligations will be deemed to be joint and several.

  This Agreement will be governed by and construed in accordance with the law of the Province of Alberta.

  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the Vendor has executed these presents as of the day and year first above written.

EAESW INC., doing business as
Strata Web Systems Ltd.

Per: /s/ signed
Authorized Signatory

STORAGE ALLIANCE INC.

Per: /s/ signed
Authorized Signatory